UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2017

EDGEWELL PERSONAL CARE COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Missouri	1-15401	43-1863181
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017
(Address of Principal Executive Offices)

314-594-1900
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 1, 2017, Edgewell Personal Care Company (the “Company”) entered into Change of Control Agreements (the “Agreements”) with the executive officers of the Company, including David P. Hatfield, Chairman, President and Chief Executive Officer; Sandra J. Sheldon, Chief Financial Officer; Colin Hutchison, Chief Operating Officer; Peter J. Conrad, Chief Administrative Officer; and Manish R. Shanbhag, Chief Legal Officer, Chief Compliance Officer and Secretary. In the cases of Hatfield, Sheldon, Conrad and Shanbhag, the Agreements replace prior Change of Control Agreements (the “Former Agreements”) between the Company and these individuals.

In addition, on May 1, 2017, the Company entered into Change of Control Agreements with certain other key employees of the Company, in most cases replacing prior Change of Control Agreements between the Company and these individuals.

The Agreements provide security for key individuals who would be involved in the Company’s response to circumstances that could result in a change of control, such as a takeover or merger, as well as continuity in the management and direction of the Company’s businesses and operations during the periods before and after a change of control.

The Agreements have three-year terms in the case of Hatfield and Conrad, and two-year terms in the case of Sheldon, Hutchison and Shanbhag. Each Agreement provides for an annual automatic extension for an additional year commencing May 1, 2018 and each May 1 thereafter, subject to a 90-day notice of termination prior to the annual renewal date. If a “change of control” (as defined) occurs, the Agreements automatically continue for three years (in the case of Hatfield and Conrad) or two years (in the case of Sheldon, Hutchison and Shanbhag) beyond the month in which the change of control occurred.

Each Agreement provides that the individual will receive severance compensation in the event of certain termination events (as provided in the Agreement) within three years (in the case of Hatfield and Conrad) or two years (in the case of Sheldon, Hutchison and Shanbhag) following a change of control, other than termination for “cause,” death, “retirement” or “disability” or by the individual other than for “good reason” (as such terms are defined).

If the individual is terminated under the termination events defined in the Agreement within three years (in the case of Hatfield and Conrad) or two years (in the case of Sheldon, Hutchison and Shanbhag) of the change of control, the benefits under the Agreement include:

•	Payment of base salary through the termination date;

•	Payment of a pro rata portion of the target annual bonus for the year of termination;

•	Accelerated vesting of all unvested equity-based awards, including performance awards;

•
A payment equal to three times (in the case of Hatfield and Conrad) or two times (in the case of Sheldon, Hutchison and Shanbhag) the sum of the individual’s annual base salary and severance bonus amount (defined as the average of the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control);

•	Full vesting under any retirement plan (as defined);

•
Continued coverage under health, vision, dental, life insurance and long-term disability benefits for three years (in the case of Hatfield and Conrad) or two years (in the case of Sheldon, Hutchison and Shanbhag) following termination plus any taxes payable by the individual with respect to such benefits; and

•	Provision of outplacement services for a period of six months.

Such benefits are subject to reduction under certain circumstances to the extent necessary to avoid certain federal excise taxes.

Following termination of employment, the individual is subject to a one-year covenant not to compete, a one-year non-solicitation covenant, and certain confidentiality and release obligations.

The provisions of the Agreements are generally similar to those of the Former Agreements, including the three-year periods for Hatfield and Conrad and the two-year periods for Sheldon and Shanbhag. Certain material changes reflected in the Agreements as compared to the Former Agreements include:

•	Eliminating federal excise tax reimbursement provisions for Hatfield and Conrad if it was determined that a federal “golden parachute” excise tax would be applicable to the individual;

•	Narrowing the definition of change of control to increase the threshold for a change of control to occur;

•	Narrowing the definition of good reason to eliminate certain circumstances which previously constituted termination for good reason;

•	Making payment of a prorated short term bonus contingent on both change of control and termination of employment;

•	Eliminating post-termination availability of perquisites and fringe benefits; and

•	Eliminating credit of additional years of service under Company pension plans.

The description of the form of Agreement set forth herein is a summary only and is qualified in its entirety by the full text of the form of Change of Control Agreement, a copy of which is listed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Form of Change of Control Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.
EDGEWELL PERSONAL CARE COMPANY
By:  /s/    Sandra J. Sheldon
Sandra J. Sheldon
Chief Financial Officer

Dated: May 2, 2017

Exhibit Index

Exhibit No.	Description
10.1	Form of Change of Control Agreement